Exhibit 23















  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, DC  20549

  RE:  Hannaford Bros. Co.
       Registrations on Form S-8

  We are aware that our report dated April 22, 1998 on our review of interim financial information of Hannaford Bros. Co. and Subsidiaries as of April 4, 1998 and for the three month periods ended April 4, 1998 and March 29, 1997, and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 (Numbers 2-77902, 2-98387, 33-1281, 33-22666, 33-31624, 33-41273, 33-60119,
  33-60655, 33-60691 and 333-41381).  Pursuant to rule 436(c) under the
  Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



  s/Coopers & Lybrand L.L.P.

  Portland, Maine
  May 6, 1998